Exhibit 10.1

Commercial Banking
1700 Lincoln Street
8th Floor
Denver, CO 80203

January 22, 2024

Rocky Mountain Chocolate Factory, Inc.

265 Turner Dr.

Durango, CO, 81303

Dear Allen:

We have learned of the following breach of the terms of your Credit Agreement with WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") dated as of October 13, 2021, as amended from time to time (the "Agreement"):

1.	Section 4.9 (b) Current Ratio not less than 1.5 to 1.0 at any time, with "Current Ratio" defined as total current assets divided by total current liabilities.

Subject to the terms and conditions set forth herein, Bank has decided to waive its default rights with respect to this breach. This waiver applies only to the specific instance described above. It is not a waiver of any subsequent breach of the same provision of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement.

Except as expressly stated in this letter, Bank reserves all of the rights, powers and remedies available to Bank under the Agreement and any other contracts or instruments signed by you, including the right to cease making advances to you and the right to accelerate any of your indebtedness if any subsequent breach of the same provision or any other provision of the Agreement should occur.

Sincerely,
WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: /s/ Eric Engel
Title: Vice President